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                                                                EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Qwest Communications International Inc.:

        We consent to the use of our report, dated February 24, 1998, except as to note 22, which is as of March 8, 1998, relating to the consolidated balance sheets of Qwest Communications International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, incorporated herein by reference, and of our report, dated February 24, 1998, pertaining to the related consolidated financial statement schedule incorporated herein by reference, and to the reference to our firm under the heading "EXPERTS" in the Registration Statement.

                             KPMG PEAT MARWICK LLP

Denver, Colorado
September 30, 1998